Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (333-197086, 333-174105, 333-151789, 333-150454 and 333-218015) on Form S-8 of American Public Education, Inc. of our reports dated February 27, 2018, relating to the consolidated financial statements and the financial statement schedule and the effectiveness of internal control over financial reporting of American Public Education, Inc. and Subsidiaries, which appear in this Annual Report on Form 10-K of American Public Education, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP
Richmond, VA
February 27, 2018